AGREEMENT OF PURCHASE
AND SALE OF ASSETS

DATED AS OF JULY 22, 2010

BY AND BETWEEN

MUSICIAN’S EXCHANGE, a Nevada corporation,

MDM INTELLECTUAL PROPERTY, LLC, a California limited liability company

TABLE OF CONTENTS

ARTICLE 1. Definitions 1

ARTICLE 2.The Acquisition 6

ARTICLE 3. Representations and Warranties of Muex. ..8

ARTICLE 4. Representations and Warranties of MDM Intellectual Property 18

ARTICLE 5. Covenants 26

ARTICLE 6. Conditions to Consummation of the Acquisition 33
Section 6.1.	Conditions to Each Party’s Obligations to Effect the Acquisition	33
Section 6.2.	Conditions to Obligations of Muex	34
Section 6.3.	Conditions to Obligations of MDM Intellectual Property	35

ARTICLE 7. Termination: Amendment: Waiver 36
Section 7.1.	Termination	36
Section 7.2.	Effect of Termination	37
Section 7.3.	Fees and Expenses	37
Section 7.4.	Amendment	37
Section 7.5.	Extension: Waiver	37

ARTICLE 8. Miscellaneous 37

Signatures                                                                                                                                                                                                                            40

AGREEMENT OF PURCHASE
AND SALE OF ASSETS

This Agreement of Purchase and Sale of Assets (this “Agreement”), dated as of July 22, 2010, is by and between Musician’s Exchange, a Nevada corporation (“Muex”), and MDM Intellectual Property, LLC (“MDM”), and provides for Muex to acquire substantially all of the assets of MDM, subject to the liabilities assumed in this Agreement by Muex and no other liabilities.

Whereas, Muex desires to acquire, on the terms and subject to the conditions reflected below, the business of MDM insofar as the same is conducted through the use of the Acquired Assets; and

Whereas, MDM believes that it is desirable and in the best interest of MDM that it sell the Acquired Assets to Muex; and

Whereas, the Boards of Directors of Muex, and the Managing Member(s) of MDM each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Acquisition (as defined below) is fair to their respective stockholders and members, and in the best interests of such stockholders and members and (ii) approved the Acquisition in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between Muex and MDM and supersedes and replaces all prior or existing written and oral agreements, between Muex and MDM with respect to the subject matter hereof; and

Whereas, Muex and MDM desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Muex and MDM hereby agree as follows:

ARTICLE I

Definitions

As used in this Agreement, the terms identified in this Article I shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions set forth below suggest, indicate or express agreements between or among parties to this Agreement, or contain representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement. The parties to this agreement agree that agreements, representations, warranties, and covenants expressed in any part or provision of this Agreement shall for all purposes of this Agreement be treated in the same manner as other such agreements, representations, warranties, and covenants contained elsewhere in this Agreement, and the Article or Section of this Agreement within which such an agreement, representation, warranty, or covenant appears shall have no separate  meaning or effect on the same.

Section 1.1.  Acquired Assets: The assets of the seller being acquired by the Purchaser pursuant to the terms hereof, as identified on Exhibit A hereto, and all other assets of the Seller, tangible or intangible (including contractual, warranty, and other rights), the use or value of which is inextricably linked to the assets so indentified, or which relate to or arise out of transactions of the Seller involving the assets so identified.

Section 1.2.  Acquired Business: The business conducted by the Seller in which the Seller utilized the  Acquired Assets, as described on Exhibit A hereto, commonly known, described, or indentified as unifying access to communications through one phone number and allowing subscribers to receive calls, pick up voice mail, read or send email, look up and dial contacts, send a message to a group and other communications technologies.

Section 1.3.  Acquired Business Balance Sheet: The most recent Balance Sheet included in the Audited Financial Statements of the Acquired Business.

Section 1.4.  Acquired Facilities: All warehouses, stores, plants, production facilities, manufacturing facilities, processing facilities, fixtures, and improvements owned or leased by the Seller or otherwise used by the Seller in connection with the operation of its business or leased or subleased by the Seller to others, but only to the extent that the same consist of Acquired Assets.

Section 1.5.  Affiliate: When used with respect to a person, an “affiliate” of that person is a person Controlling, Controlled by, or under common control with that person.

Section 1.6.  Agreement: This Agreement of Purchase and Sale of Assets including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with the Transaction or this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such schedules, exhibits and other documents.

Section 1.7.  Assumed Liabilities: The Liabilities of the Seller being assumed by the Purchaser pursuant to this Agreement, as specifically identified in Exhibit B to this Agreement, and no other liabilities of the Seller.

Section 1.8.  Audited Financial Statements: The balance sheet, income statement, statement of stockholders’ equity and statement of cash flows of the Acquired Business as at December 31, 2008, and for December 31, 2009, in each instance as reported by the Auditors.

Section 1.9.  Auditors: With respect to the Seller and the Acquired Business, Mantyla McReynolds, and with respect to the Purchaser, De Joya Griffith & Company, LLC, in each instance, independent certified public accountants currently being retained for the purpose of auditing financial statements of that party. With respect to any report hereafter issued by Auditors, the term shall mean that firm of independent certified public accountants of national reputation that the Entity in question reasonably selects to serve as its auditors.

Section 1.10.  Business Day: Any day that is not a Saturday, Sunday, or a day on which banks in San Francisco, California, are authorized to close.

Section 1.11.  Closing: The completion of the Transaction, to take place as described in Article II.

Section 1.12.  Closing Date: The date on which the Closing actually occurs, which shall be August 11, 2010, unless otherwise agreed by the parties, but shall not in any event be prior to satisfaction or waiver of the conditions to Closing set forth in Article VII hereof.

Section 1.13.  Closing Time: The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

Section 1.14.  Code: The Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

Section 1.15.  Consideration: The 6,150,000 shares of the common stock to be issued by the Purchaser to the Seller at the Closing of the Acquired Assets, subject to modification and adjustment as provided herein pursuant to the terms of the Agreement.

Section 1.16.  Control: Generally, the power to direct the management or affairs of an entity.

Section 1.17.  Counsel to Seller: Donald J. Stoecklein of Stoecklein Law Group.

Section 1.18.  Counsel to Purchaser: Donald J. Stoecklein of Stoecklein Law Group.

Section 1.19.  Entity: A corporation, partnership, sole proprietorship, joint venture, or other form of organization formed for the conduct of a business, whether active or passive.

Section 1.20.  ERISA: The Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of this Agreement.

Section 1.21.  Exchange Act: The Securities Exchange Act of 1934, as amended to the date as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or in lieu therefor.

Section 1.22.  GAAP: Generally Accepted Accounting Principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

Section 1.23.  HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 1.24.  Inventories: The stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held by the Seller for manufacturing, assembly, processing, finishing, sale, or resale to others (including other Subsidiaries or divisions of the Seller), from time to time in the ordinary course of business of the Seller in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining, or the like.

Section 1.25.  IRS: The Internal Revenue Service.

Section 1.26.  Liabilities: At any point in time (the Determination Time), the obligations of a person or Entity, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time, but not including obligations accruing or payable after the Determination Time to the extent (but only to the extent) that such obligations (1) arise under previously existing agreements for services, benefits, or other considerations, and (2) accrue or become payable with respect to services, benefits, or other considerations received by the person or Entity after the Determination Time.

Section 1.27.  Local Counsel: Special counsel retained by either Counsel to the Purchaser or Counsel to the Seller, as the case may be, to advise as to certain matters of state law or local law in states or localities in which Counsel to the Purchaser, or Counsel to the Seller, as the case may be, desires such Local Counsel. In all instances due care shall be exercised in the selection of Local Counsel.

Section 1.28.  Parent: With respect to any corporation, partnership, or joint venture or other entity, an Entity of which that Entity is, directly or indirectly through one or more Parents, a Subsidiary.

Section 1.29.  Payables: Liabilities of a party arising from the borrowing of money or the incurring of obligations for merchandise or goods purchased.

Section 1.30.  Prohibited Transaction: A “prohibited transaction,” as defined in ERISA Section 406 or Section 4975(c) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code or other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular Entity that is a party to, or is affected by or is involved in the Transaction and with respect to which Entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

Section 1.31. Proprietary Rights: Trade Secrets, copyrights, patents, trademarks, service marks, customer lists, and all other similar types of intangible property developed, created or owned by the Seller, or used by the Seller in connection with its business, whether or not the same are entitled to legal protection.

Section 1.32. Purchaser: Musician’s Exchange, a Nevada corporation which, under the terms of this Agreement is acquiring the Assets of the Seller.

Section 1.33.  Receivables: Accounts Receivable, notes receivable, and other obligations appearing as assets on the books of the Seller, and customarily reflected as assets in balance sheets of entities prepared in accordance with GAAP, indicating moneys owed to the entity.

Section 1.34.  Reportable Event: A “reportable event,” as defined in Section 4043(b) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or other such law, modifying, amending, interpreting, or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular Entity that is a party to, or is affected by or is involved in the Transaction and with respect to which Entity the use of the term in this Agreement, or in the particular location in the Agreement, is relevant.

Section 1.35.  SEC: The Securities and Exchange Commission.

Section 1.36.  Securities Act: The Securities Act of 1933, as amended to the date as of which any reference thereto is relevant to this Agreement, including any substitute or replacement statute adopted in place or in lieu therof.

Section 1.37.  Seller: MDM Intellectual Property, LLC, a California limited liability company, as the seller of the Acquired Assets.

Section 1.38.  Subsidiary: With respect to any Entity, another Entity of which fifty percent (50%) or more of the effective voting power, or the effective power to elect a majority of the Board of Directors or similar governing body, or fifty percent (50%) or more of the true equity interest, is owned by such first Entity, directly or indirectly.

Sectiuon 1.39.  Transaction: The Sale of the Acquired Assets, subject to the Assumed Liabilities, for the Consideration as contemplated by, and subject to the terms of, this Agreement.

Section 1.40.  Unaudited Financial Statements: The balance sheet, income statement, statement of shareholders’ equity, and statement of cash flows or, in each instance, equivalent statements as commonly prepared, as at March 31, 2010, and for the three months then ended for the Acquired Business with comparable statements for the similar period of the prior fiscal year.

ARTICLE II

The Acquisition

Section 2.1. The Acquisition. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, MDM shall sell, transfer, convey, and assign to Muex, by instruments satisfactory in form and substance to Muex and its counsel, and subject to the Assumed Liabilities, and only those Liabilities and no others, in exchange for the consideration. MDM represents that the assets included on Exhibit A hereto are all the assets reasonably necessary for the conduct of the Acquired Business in the ordinary course in the same manner as that in which such business has been conducted in the immediate past, including, without limitation, all Proprietary Rights of MDM so used in the ordinary conduct of the Acquired Business and all contract, warranty, and other intangible rights relating to or arising out of such Acquired Business. Neither Muex nor any of its Affiliates is assuming, becoming liable for, agreeing to discharge or in any manner becoming in any way responsible for any of the Liabilities of MDM other than those expressly identified on Exhibit C and accepted by Muex in this Section 2.1.

Section 2.2. Manner of Payment. Payment of the Consideration by Muex shall be made by the issuance of Six Million One Hundred Fifty Thousand (6,150,000) restricted common shares, $0.001 par value, of Muex, (the “Shares”) concurrent with Closing.

Section 2.3. Acquired Assets. The Acquired Assets shall consist of the assets of MDM for the Business at the Closing (excluding the Excluded Assets), including, without limitation, the following:

(a)
Fixtures and Equipment. All of MDM’s furniture, fixtures, machinery, equipment, apparatus, supplies and all other tangible personal property of every kind and description insofar as any of the foregoing is used in or relates to the Business.

(b)
Licenses and Permits. All right, title and interest of MDM in, to and under all Licenses, permits, authorizations and other rights of every kind and character relating to the Business under any federal, state, or local statute, ordinance or regulation.

(c)
Intangible Assets. All right, title and interest of MDM in, to and under all trademarks, pending trademark applications, technology, know-how, data, domain registrations, copyrights, tradenames, servicemarks, licenses, patents, patents pending, covenants by others not to compete, rights and privileges used in the Business and the goodwill associated with the Business in connection with which the marks are used.

(d)	Goodwill. The goodwill and going concern value of MDM’s interest in the Business.

(e)

(f)
Inventories. All of MDM’s inventories insofar as they relate to the Business, including, without limitation, all phone equipment, computers, servers, software, products and other goods held for resale in connection with the Business.

(g)
Accounts. All accounts receivable of the Business in respect of goods sold or leased or services rendered and all other rights of MDM to payments in connection with the Business, including without limitation those which are not evidenced by instruments or invoices, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of MDM with respect to any of the foregoing.

(h)	Books and Records. All of MDM’s Books and Records used by MDM Intellectual Property in the Business.

(i)	Name. The name “MDM Intellectual Property, LLC” and variations thereupon.

(j)
Prepaid Expenses, Cash, Insurance. All prepaid expenses and deposits relating to the Assets and all cash of MDM to the extent set forth on the Closing Balance Sheet, and all rights and benefits provided under all insurance policies.

(k)
Taxes. As of the Closing, or as promptly as practicable following the Closing, but in no event later than August 30, 2010, the personal property taxes, any other ad valorem taxes, local business or other license fee or taxes, merchants association dues and other similar periodic chargers, in each case relating to the Business or the Acquired Assets, shall be assumed by Muex effective as of the Closing.

Section 2.4. Closing of the Acquisition. The closing of the Acquisition (the “Closing”) will take place on August 11, 2010 upon satisfaction of the conditions set forth in Article 6 (the “Closing Date”), at the offices of MDM Intellectual Property, LLC Suite 100, 2 South Pointe Drive Lake Forest, CA 92630 , unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.5. Board of Directors and Officers.

 Board of Directors of Muex. At or prior to the Closing, each of MDM and Muex agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of Muex to be one (1) person and (ii) to cause Michael D. Metcalf (the “MDM Designee”) to be elected as a director of Muex. If the MDM Designee shall decline or be unable to serve as a director prior to the Closing, MDM shall nominate another person to serve in such person’s stead, which such person shall be subject to approval of the other party. From and after the Closing, and until successors are duly elected or appointed and qualified in accordance with applicable law, Michael D. Metcalf shall be Chief Executive Officer, President, Secretary and Treasurer of Muex. Additionally, prior to the Closing, Daniel Van Ness (“Van Ness”), the existing Chief Executive Officer, and director of Muex, and any other officer of Muex, shall resign effective upon the Closing, and pursuant to the terms of the termination agreement (“Termination Agreement”) between Van Ness and Muex.

Section 2.6. Issuance of the Shares.

(a) At the Closing, Muex shall issue Six Million One Hundred Fifty Thousand (6,150,000) restricted common shares, $0.001 par value, of Muex, to MDM, which shares shall remain in the legal name of and in possession of MDM for a period of time, not less than 12 months from the date of closing.

(b)  MDM hereby acknowledges that (i) the Muex Shares have not been and will not be registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the Muex Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations as are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Section 2.7. Taking of Necessary Action; Further Action. If, at any time after the Closing, MDM or Muex reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest Muex with full right, title and possession to all assets, property, rights, privileges, powers and franchises of MDM, the officers and directors of Muex and MDM are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 3

Representations and Warranties of Muex

Except as set forth on the Disclosure Schedule delivered by Muex to MDM (the “Muex Disclosure Schedule”), Muex hereby represent and warrant to MDM as follows:

Section 3.1. Organization and Qualification.

(a) Muex is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Muex. When used in connection with Muex, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of Muex, other than any change or effect arising out of general economic conditions unrelated to any business in which Muex is engaged, or (ii) that may impair the ability of Muex to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) Muex has heretofore delivered to MDM accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of Muex. Except as set forth on Schedule 3.1 of the Muex Disclosure Schedule, Muex is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Muex.

Section 3.2. Capitalization of Muex.

(a) The authorized capital stock of Muex consists of: (i) One Hundred Million (100,000,000) Muex Common Shares, par value $0.001 per share, of which, as of June 15, 2010, approximately 14,500,000 Muex Shares were issued and outstanding; and (ii) Ten Million (10,000,000) Muex Preferred Shares, par value $0.001 per share, were authorized, of which no Preferred Shares were issued. All of the outstanding Muex Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Muex, (ii) securities of Muex convertible into or exchangeable for shares of capital stock or voting securities of Muex, (iii) options or other rights to acquire from Muex and, except as described in the Muex SEC Reports (as defined below), no obligations of Muex to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Muex, and (iv) equity equivalents, interests in the ownership or earnings of Muex or other similar rights (collectively, “Muex Securities”). As of the date hereof, except as set forth on Schedule 3.2(a) of the Muex Disclosure Schedule there are no outstanding obligations of Muex or its subsidiaries to repurchase, redeem or otherwise acquire any Muex Securities or stockholder agreements, voting trusts or other agreements or understandings to which Muex is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Muex. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The Muex Shares constitute the only class of equity securities of Muex registered under the Exchange Act.

(c) Muex does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 3.3. Authority Relative to this Agreement; Recommendation.

Muex has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Muex (the “Muex Board”) and no other corporate proceedings on the part of Muex are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Muex and constitutes a valid, legal and binding agreement of Muex, enforceable against Muex in accordance with its terms.

Section 3.4. SEC Reports; Financial Statements.

(a) Muex has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) from the Company’s inception through the period ended March 31, 2010, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. Muex has heretofore delivered or promptly will deliver prior to the Effective Date to MDM, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-K for the year ended December 31, 2008 and December 31, 2009, (ii) its Quarterly Reports on Form 10-Q for the period ended March 31, 2009, June 30, 2009, and September 30, 2009, and March 31, 2010, (iii) all definitive proxy statements, relating to Muex’s meetings of stockholders (whether annual or special) held since December 31, 2008, if any, and (iv) all other reports or registration statements filed by Muex with the SEC since December 31, 2008.  None of such Muex SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Muex included in the Muex SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Muex as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Muex SEC Reports have been so filed.

(b) Muex has heretofore made available or promptly will make available to MDM a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Muex with the SEC pursuant to the Exchange Act.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by Muex for inclusion or incorporation by reference in connection with the Acquisition will at the date filed with the SEC and made available to stockholders of Muex, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ‘‘HSR Act’’), the rules of the Financial Industry Regulatory Authority (“FINRA”), and as set forth on Schedule 3.6 of the Muex Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by Muex of this Agreement or the consummation by Muex of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Muex.

Except as set forth in Section 3.6 of the Muex Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Muex nor the consummation by Muex of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of Muex, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Muex is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Muex or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Muex.

Section 3.7. No Default. Except as set forth in Section 3.7 of the Muex Disclosure Schedule, Muex is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Muex is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Muex or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on Muex. Except as set forth in Section 3.7 of the Muex Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Muex is now a party or by which its respective properties or assets may be bound that is material to Muex and that has not expired is in full force and effect and is not subject to any material default thereunder of which Muex is aware by any party obligated to Muex thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 3.8 of the Muex Disclosure Schedule and except as and to the extent publicly disclosed by Muex in the Muex SEC Reports, as of December 31, 2009, Muex does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of Muex (including the notes thereto) or which would have a Material Adverse Effect on Muex. Except as publicly disclosed by Muex, since March 31, 2010, Muex has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Muex having or which reasonably could be expected to have, a Material Adverse Effect on Muex. Except as and to the extent publicly disclosed by Muex in the Muex SEC Reports and except as set forth in Section 3.8 of the Muex Disclosure Schedule, since March 31, 2010, there has not been (i) any material change by Muex in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by Muex of any of its assets having a Material Adverse Effect on Muex, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 6.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as publicly disclosed by Muex in the Muex SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Muex, threatened against Muex or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Muex or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Muex in the Muex SEC Reports, Muex is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Muex or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by Muex in the Muex SEC Reports, Muex hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Muex Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on Muex. Except as publicly disclosed by Muex in the Muex SEC Reports, Muex is in compliance with the terms of the Muex Permits, except where the failure to so comply would not have a Material

Adverse Effect on Muex. Except as publicly disclosed by Muex in the Muex SEC Reports, the business of Muex is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws (as defined in Section 3.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Muex. Except as publicly disclosed by Muex in the Muex SEC Reports, no investigation or review by any Governmental Entity with respect to Muex is pending or, to the knowledge of Muex, threatened, nor, to the knowledge of Muex, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Muex reasonably believes will not have a Material Adverse Effect on Muex.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 3.11(a) of the Muex Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to at any time by Muex or any entity required to be aggregated with Muex pursuant to Section 414 of the Code (each, a “Muex Employee Plan”), no event has occurred and to the knowledge of Muex, no condition or set of circumstances exists in connection with which Muex could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on Muex.

(b) (i) No Muex Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each Muex Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the Muex Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any Muex Stock Options, together with the number of Muex Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Acquisition), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the Muex Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. Muex has furnished MDM with complete copies of the plans pursuant to which the Muex Stock Options were issued. Other than the automatic vesting of Muex Stock Options that may occur without any action on the part of Muex or its officers or directors, Muex has not taken any action that would result in any Muex Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) Muex has made available to MDM (i) a description of the terms of employment and compensation arrangements of all officers of Muex and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating Muex to make annual cash payments in an amount exceeding $5,000; (iii) a schedule listing all officers of Muex who have executed a non-competition agreement with Muex and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of Muex with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of Muex with or relating to its employees which contain change in control provisions all of which are set forth in Section 3.11(d) of the Muex Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any Muex Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of Muex, threatened, between Muex and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Muex. Neither Muex nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Muex or any of its subsidiaries (and neither Muex nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does Muex know of any activities or proceedings of any labor union to organize any of its or its subsidiaries employees. Muex has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by Muex in the Muex SEC Reports, (i) Muex is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on Muex, which compliance includes, but is not limited to, the possession by Muex of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) Muex has not received written notice of, or, to the knowledge of Muex, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”) that could reasonably be expected to have a Material Adverse Effect on Muex; and (iii) to the knowledge of Muex, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by Muex, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Muex that are pending or, to the knowledge of Muex, threatened against Muex or, to the knowledge of Muex, against any person or entity whose liability for any Environmental Claim Muex has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters.

(a) Except as set forth in Section 3.13 of the Muex Disclosure Schedule: (i) Muex has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of Muex and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to Muex have been paid in full or have been provided for in accordance with GAAP on Muex’s most recent balance sheet which is part of the Muex SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to Muex; (iv) to the knowledge of Muex none of the Tax Returns of or with respect to Muex is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to Muex which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 3.14. Title to Property. Muex has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Muex; and, to Muex’s knowledge, all leases pursuant to which Muex leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Muex, under any of such leases, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a default and in respect of which Muex has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on Muex.

Section 3.15. Intellectual Property.

(a) Muex owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the “Muex Intellectual Property Rights”).

(b) The validity of the Muex Intellectual Property Rights and the title thereto of Muex is not being questioned in any litigation to which Muex is a party.

(c) Except as set forth in Section 3.15(c) of the Muex Disclosure Schedule, the conduct of the business of Muex as now conducted does not, to Muex’s knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Muex Intellectual Property Rights.

(d) Muex has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where Muex has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. Muex currently does not maintain general liability and other business insurance.

Section 3.17. Vote Required. The affirmative vote of the Board of Directors of Muex are the only votes necessary to approve and adopt this Agreement and the Acquisition.

Section 3.18. Affiliates. Except for the directors and executive officers of Muex, each of whom is listed in Section 3.18 of the Muex Disclosure Schedule, there are no persons who, to the knowledge of Muex, may be deemed to be affiliates of Muex under Rule 1-02(b) of Regulation S-X of the SEC (the “Muex Affiliates”).

Section 3.19. Certain Business Practices. None of Muex or any directors, officers, agents or employees of Muex has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 3.20. Insider Interests. Except as set forth in Section 3.20 of the Muex Disclosure Schedule, no officer or director of Muex has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Muex Intellectual Property Rights, used in or pertaining to the business of Muex, except for the ordinary rights of a stockholder or employee stock option-holder.

Section 3.21. Opinion of Financial Adviser. No financial adviser has been engaged to assist Muex in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 3.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Muex.

Section 3.23. Disclosure. No representation or warranty of Muex in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to MDM Intellectual Property pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.24. No Existing Discussions. As of the date hereof, Muex is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.25. Material Contracts.

(a) Muex has delivered or otherwise made available to MDM true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which either Muex is a party affecting the obligations of any party thereunder) to which either Muex is a party or by which any of their respective properties or assets are bound that are, material to the business, properties or assets of Muex taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of Muex taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which Muex is a party involving employees of Muex); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since September 30, 2008; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1 hereof, the “Muex Contracts”). Muex is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the Muex Contracts is valid and enforceable in accordance with its terms, and there is no default, other than what has been previously disclosed in Muex’s SEC reports, under any Muex Contract so listed either by Muex or, to the knowledge of Muex, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Muex or, to the knowledge of Muex, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on Muex.

(c) No party to any such Muex Contract has given notice to Muex of or made a claim against Muex with respect to any breach or default thereunder, other than what has been previously disclosed in Muex’s SEC reports, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on Muex.

ARTICLE 4

Representations and Warranties of MDM

Except as set forth on the Disclosure Schedule delivered by MDM to Muex (the “MDM Disclosure Schedule”), MDM hereby represents and warrants to Muex as follows:

Section 4.1. Organization and Qualification.

(a) MDM is duly organized, validly existing and will be in good standing under the California Limited Liability Company Act prior to Close, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on MDM. When used in connection with MDM, the term “Material Adverse Effect’’ means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of MDM, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which MDM is engaged, or (ii) that may impair the ability of MDM to consummate the transactions contemplated hereby.

(b) MDM has heretofore delivered to Muex accurate and complete copies of the Certificate of Formation and Operating Agreement, and amendments thereto (or similar governing documents), as currently in effect, of MDM. MDM is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on MDM.

Section 4.2. Capitalization of MDM.

(a) As of the date of this Agreement, there are approximately three hundred and fifty (350) individuals, exact number to be determined in the audited financial statements, collectively holding one hundred percent (100%) interest of MDM. All of the outstanding MDM Membership Interest have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) Except as set forth in Section 4.2(b) of the MDM Disclosure Schedule, between June 30, 2010 and the date hereof, no Membership Interests of MDM has been issued. Except as set forth in Section 4.2(a) above, as of the date hereof, there are no outstanding (i) Membership Interests or other voting securities of MDM, (ii) securities of MDM convertible into or exchangeable for Membership Interests or voting securities of MDM, (iii) options or other rights to acquire from MDM, or obligations of MDM to issue, any Membership Interests, voting securities or securities convertible into or exchangeable for Membership Interests or voting securities of MDM, or (iv) equity equivalents, interests in the ownership or earnings of MDM or other similar rights (collectively, “MDM Securities”). As of the date hereof, there are no outstanding obligations of MDM to repurchase, redeem or otherwise acquire any MDM Securities. There are no Members agreements, voting trusts or other agreements or understandings to which MDM is a party or by which it is bound relating to the voting or registration of any shares of Membership Interest of MDM.

(c) Except as set forth in Section 4.2(c) of the MDM Disclosure Schedule, there are no securities of MDM convertible into or exchangeable for, no options or other rights to acquire from MDM, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any Membership Interest or other ownership interests in, or any other securities of MDM.

(d) The MDM Membership Interests constitute the only class of equity securities of MDM.

(e) Except as set forth in Section 4.2(e) of the MDM Disclosure Schedule, MDM does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 4.3. Authority Relative to this Agreement; Recommendation.

(a) MDM has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Managing Member(s) of MDM the “MDM Board”), and no other membership proceedings on the part of MDM are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 4.17, the approval and adoption of this Agreement by the Managing Member(s)(s) of. This Agreement has been duly and validly executed and delivered by MDM and constitutes a valid, legal and binding agreement of MDM, enforceable against MDM in accordance with its terms.

Section 4.4. SEC Reports; Financial Statements. MDM is not required to file forms and reports with the SEC, pursuant to the Securities Exchange Act of 1934.

Section 4.5. Information Supplied. None of the information supplied or to be supplied by MDM for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.6. Consents and Approvals; No Violations. Except as set forth in Section 4.6 of the MDM Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of FINRA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by MDM of this Agreement or the consummation by MDM of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on MDM.

Neither the execution, delivery and performance of this Agreement by MDM nor the consummation by MDM of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of MDM, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MDM is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to MDM or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on MDM.

Section 4.7. No Default. MDM is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MDM is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to, or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on MDM. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MDM is now a party or by which it or any of its properties or assets may be bound that is material to MDM taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which MDM is aware by any party obligated to MDM thereunder.

Section 4.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by MDM, MDM has not had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of MDM (including the notes thereto) or which would have a Material Adverse Effect on MDM. Except as disclosed by MDM, MDM has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to MDM having or which could reasonably be expected to have, a Material Adverse

Effect on MDM. Except as and to the extent disclosed by MDM there has not been (i) any material change by MDM in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by MDM of any of its assets having a Material Adverse Effect on MDM, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 4.9. Litigation. Except as set forth in Schedule 4.9 of the MDM Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of MDM, threatened against MDM or any of its properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on MDM or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by MDM, MDM not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on MDM or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 4.10. Compliance with Applicable Law. Except as disclosed by MDM, MDM holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “MDM Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on MDM. Except as disclosed by MDM, MDM is in compliance with the terms of the MDM Permits, except where the failure so to comply would not have a Material Adverse Effect on MDM Intellectual Property. Except as disclosed by MDM, the businesses of MDM is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 4.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on MDM. Except as disclosed by MDM no investigation or review by any Governmental Entity with respect to MDM is pending or, to the knowledge of MDM, threatened, nor, to the knowledge of MDM, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which MDM reasonably believes will not have a Material Adverse Effect on MDM.

Section 4.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 4(3) of ERISA), maintained or contributed to at any time by MDM or any entity required to be aggregated with MDM pursuant to Section 414 of the Code (each, a “MDM Employee Plan”), no event has occurred and, to the knowledge of MDM, no condition or set of circumstances exists in connection with which MDM could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on MDM.

(b) (i) No MDM Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each MDM Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 4.11(c) of the MDM Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any MDM Membership Options, together with the number of MDM Membership Interests which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Acquisition), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 4.11(c) of the MDM Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. MDM has furnished Muex with complete copies of the plans pursuant to which the MDM Membership Options were issued. Other than the automatic vesting of MDM Stock Options that may occur without any action on the part of MDM or its officers or directors, MDM has not taken any action that would result in any MDM Membership Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) MDM has made available to Muex (i) a description of the terms of employment and compensation arrangements of all officers of MDM and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating MDM to make annual cash payments in an amount exceeding $20,000; (iii) a schedule listing all officers of MDM who have executed a non-competition agreement with MDM and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of MDM with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the MDM with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 4.11(e) of the MDM Disclosure Schedule, to be tendered at or before closing, there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any MDM Employee Plan or any agreement or arrangement disclosed under this Section 4.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of MDM threatened, between MDM and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on MDM. MDM is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MDM (and MDM does not have any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does MDM know of any activities or proceedings of any labor union to organize any of its or employees. MDM has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its employees.

Section 4.12. Environmental Laws and Regulations.

(a) Except as disclosed by MDM, (i) MDM is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on MDM, which compliance includes, but is not limited to, the possession by MDM of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) MDM has not received written notice of, or, to the knowledge of MDM, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on; and (iii) to the knowledge of MDM, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by MDM, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on MDM that are pending or, to the knowledge of MDM, threatened against MDM Intellectual Property or, to the knowledge of MDM, against any person or entity whose liability for any Environmental Claim MDM has or may have retained or assumed either contractually or by operation of law.

Section 4.13. Tax Matters. Except as set forth in Section 4.13 of the MDM Disclosure Schedule: (i) MDM has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of MDM and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to MDM have been paid in full or have been provided for in accordance with GAAP on MDM’s most recent balance sheet; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to MDM; (iv) to the knowledge of MDM none of the Tax Returns of or with respect to MDM is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to MDM which has not been abated or paid in full.

Section 4.14. Title to Property. MDM has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on MDM; and, to MDM’s knowledge, all leases pursuant to which MDM leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of MDM, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which MDM has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on

MDM. Both parties are aware of the outstanding leases to Xerox, Dell and HP as listed in Exhibit B.

Section 4.15. Intellectual Property.

(a) MDM owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the “MDM Intellectual Property Rights”).

(b) Except as set forth in Section 4.15(b) of the MDM Disclosure Schedule the validity of the MDM Intellectual Property Rights and the title thereto of MDM, as the case may be, is not being questioned in any litigation to which MDM is a party.

(c) The conduct of the business of MDM as now conducted does not, to MDM’s knowledge, infringe any valid patents, trademarks, trade-names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any MDM Intellectual Property Rights.

(d) MDM has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where MDM has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 4.16. Insurance. MDM currently does maintain general liability and other business insurance.

Section 4.17. Vote Required. The affirmative vote of the required votes of the outstanding MDM membership units is the only vote of the holders of any class or series of MDM’s capital stock necessary to approve and adopt this Agreement and the Acquisition.

Section 4.18. Affiliates. Except for the directors and executive officers of MDM Intellectual Property, each of whom is listed in Section 4.18 of the MDM Intellectual Property Disclosure Schedule, there are no persons who, to the knowledge of MDM Intellectual Property, may be deemed to be affiliates of MDM Intellectual Property under Rule 1-02(b) of Regulation S-X of the SEC (the “MDM Intellectual Property Affiliates”).

Section 4.19. Certain Business Practices. None of MDM, or any of the MDM directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 4.20. Insider Interests. Except as set forth in Section 4.20 of the MDM Disclosure Schedule, no officer or director of MDM has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or MDM

Intellectual Property Rights, used in or pertaining to the business of MDM, except for the ordinary rights of a stockholder or employee stock option holder, and except for the indirect ownership of intellectual property by MDM Intellectual Property LLC through Michael Metcalf and the Metcalf Family Trust.

Section 4.21. Opinion of Financial Adviser. No financial adviser has been engaged to assist MDM in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 4.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MDM.

Section 4.23. Disclosure. No representation or warranty of MDM in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to Muex pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 4.24. No Existing Discussions. As of the date hereof, MDM is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 4.25. Material Contracts.

(a) MDM has delivered or otherwise made available to Muex true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which MDM is a party affecting the obligations of any party thereunder) to which MDM is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of MDM taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of MDM taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which MDM is a party involving employees of MDM); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 6.2 hereof, the “MDM Contracts”). MDM is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the MDM Contracts is valid and enforceable in accordance with its terms, and there is no default under any MDM Contract so listed either by MDM or, to the knowledge of MDM, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by MDM or, to the knowledge of MDM, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on MDM.

(c) No party to any such MDM Contract has given notice to MDM of or made a claim against MDM with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on MDM.

ARTICLE 5

Covenants

Section 5.1. Conduct of Business of Muex. Except as contemplated by this Agreement or as described in Section 5.1 of the Muex Disclosure Schedule, during the period from the date hereof to the Closing, Muex will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Closing. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 5.1 of the Muex Disclosure Schedule, prior to the Closing, Muex will not, without the prior written consent of MDM:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities; except as set forth herein;

(d) adopt a plan of complete or partial liquidation, dissolution, Acquisition, consolidation, restructuring, recapitalization or other reorganization of Muex (other than the Acquisition);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person;

 (iv) pledge or otherwise encumber shares of capital stock of Muex; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent Muex from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2010 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2009 in amounts previously disclosed to MDM (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to Muex);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business or as a result of the Closing Conditions of this Acquisition Agreement that have been described in the agreement);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by Acquisition, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Muex; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $500 or, in the aggregate, are in excess of $2,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to Muex;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby beyond those described as Closing Conditions to this agreement, or (ii) the settlement or compromise of which could have a Material Adverse Effect on Muex;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(m) or any action which would make any of the representations or warranties of Muex contained in this Agreement untrue or incorrect.

Section 5.2. Conduct of Business of MDM. Except as contemplated by this Agreement or as described in Section 5.2 of the MDM Disclosure Schedule during the period from the date hereof to the Closing, MDM will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the Closing. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 5.2 of the MDM Disclosure Schedule, or as otherwise consented to by Muex and its agent, prior to the Closing, MDM will not, without the prior written consent of Muex:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

 (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, Acquisition consolidation, restructuring, re-capitalization or other reorganization of MDM (other than the Acquisition);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv)

pledge or otherwise encumber shares of capital stock of MDM; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent MDM from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2010 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2009 in amounts previously disclosed to Muex (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to MDM);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by Acquisition, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to MDM; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $5,000 or, in the aggregate, are in excess of $25,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to MDM;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on MDM;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(m) or any action which would make any of the representations or warranties of MDM contained in this Agreement untrue or incorrect.

Section 5.3. Preparation of 8-K. MDM and Muex shall promptly prepare and file with the SEC a Current Report on Form 8-K within four (4) days of the Closing of this Agreement disclosing the Acquisition, or such other time as required by counsel.

Section 5.4. Other Potential Acquirers.

(a) MDM and Muex, and their respective affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 5.5. Meetings of MDM & Muex. MDM shall take all actions necessary, in accordance with the respective California Limited Liability Company Act of its respective state, and its respective Certificate of Formation and Operating Agreement, to duly call, give notice of, convene and hold a meeting of its members, or receive a written majority consent of its respective members, as promptly as practicable, if required, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. It is not anticipated that Muex will require a stockholder meeting for approval of this Agreement.  It is contemplated that the Acquisition will be effectuated pursuant to Section 92A.130 of the Nevada Revised Statutes, which specifically provides that the approval of the Agreement by Muex stockholders is not required to consummate the transactions contemplated hereby; however in any event, Muex intends to have a majority consent provided by the majority of shares issued and outstanding.

Section 5.6. FINRA OTC:BB Listing. The parties shall use all reasonable efforts to continue to cause the Muex Shares, subject to Rule 144, to continue to be traded on the Over-the-Counter Bulletin Board.

Section 5.7. Access to Information.

(a) Between the date hereof and the Closing, Muex will give MDM and its authorized representatives, and MDM will give Muex and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Closing, Muex shall make available to MDM, and MDM will make available to Muex, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will, to their best efforts, hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 5.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Acquisition and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, MDM and Muex agree to use all reasonable efforts to cause the Closing to occur as soon as practicable after the completion of the audits for MDM. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 5.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties’ present intent to provide after the Closing to employees of MDM employee benefit plans (other than stock option or other plans involving the potential issuance of securities of Muex) which, in the aggregate, are not less favorable than those currently provided by MDM. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 5.10. Public Announcements. MDM and Muex will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Acquisition, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with FINRA Over-the-Counter Bulletin Board (OTC:BB) as determined by MDM or Muex.

Section 5.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties’ directors and officers liability insurance policies, from and after the Closing, Muex shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the ‘‘Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Closing and whether asserted or claimed prior to, at or after the Closing) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Closing), (i) Muex shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Muex, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) Muex will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NGCL and Muex’s certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Muex and the Indemnified Party; provided, however, that Muex shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

 (b) In the event Muex or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or Acquisition or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Muex shall assume the obligations set forth in this Section 5.11.

(c) To the fullest extent permitted by law, from and after the Closing, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Muex and MDM and their subsidiaries with respect to their activities as such prior to the Closing, as provided in Muex’s articles of incorporation or bylaws and MDM’s certificate of formation and operating agreement, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Acquisition and shall continue in full force and effect for a period of not less than one year from the Closing.

(d) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 5.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 6

Conditions to Consummation of the Acquisition

Section 6.1. Conditions to Each Party’s Obligations to Effect the Acquisition. The respective obligations of each party hereto to effect the Acquisition are subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may, in the sole and absolute discretion of the parties, be waived:

(a) this Agreement shall have been approved and adopted by the requisite vote of the Board of Directors of Muex and the Managing Member(s) and/or members of MDM;

(b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Acquisition;

(c) any waiting period applicable to the Acquisition under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

(d) the concurrent closing of the asset acquisitions as set forth in the Agreement of Purchase and Sale of Assets entered into on July 22, 2010, by Muex with Voiceassist, LLC, a Delaware limited liability company;

(e)  the concurrent closing of the asset acquisitions as set forth in the Agreement of Purchase and Sale of Assets entered into on July 22, 2010, by Muex with SpeechPhone, LLC, a Delaware limited liability company;

(f)  the assignment of 100% of the membership interests of SpeechCall, LLC, a Delaware limited liability company; and

(g) the concurrent closing of the asset acquisitions as set forth in the Agreement of Purchase and Sale of Assets entered into on July 22, 2010, by Muex with SpeechCard, LLC, a Delaware limited liability company; and

(h) on or before closing Muex will adopt an employment agreement with a poison pill provision to the satisfaction of Michael Metcalf; and

(i)  the adoption of a Stock Option Plan; and

(j)	the execution of a Change of Control Agreement; and,

(k) the conversion of approximately $1.7 million in debt to Michael Metcalf, or such amount as is determined by the audit referenced in subparagraph 6.2(g), to Preferred Stock with such rights and preferences as shall be determined by the Michael Metcalf and the parties hereto; however shall include such provisions as super voting rights and conversion to common stock; and

(l) the assignment of all right, title, and interest of Music by Voice, by Michael Metcalf; and

(m)  the assignment of all right, title and interest of SpeechPhone Direct LLC, a Delaware limited liability company; and

(n) concurrent with closing Muex will submit an application to the Secretary of the State of Nevada and Financial Industry Regulatory Authority (FINRA) for a name change to a name to be determined by parties prior to closing.

Section 6.2. Conditions to the Obligations of Muex. The obligation of Muex to effect the Acquisition is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) the representations of MDM contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on MDM) at and as of the Closing with the same effect as if made at and as of the Closing (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing MDM shall have delivered to Muex a certificate to that effect;

(b) each of the covenants and obligations of MDM to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing and at the Closing MDM shall have delivered to Muex a certificate to that effect;

 (c) MDM shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Acquisition as relates to any obligation, right or interest of MDM under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Muex, individually or in the aggregate, have a Material Adverse Effect on MDM;

(d) MDM shall have obtained the cancellation of all options, warrants, or other agreements relating to the right to receive securities of MDM, except as such rights are set forth in the MDM schedules as attached hereto;

(e) there shall have been no events, changes or effects with respect to MDM having or which could reasonably be expected to have a Material Adverse Effect on MDM;

(f) MDM shall have provided Muex with a Bill of Sale for the Acquired Assets set forth in Exhibit D; and

(g) MDM shall have produced audited financial statements in compliance with Regulation S-X and approved by Muex.

Section 6.3. Conditions to the Obligations of MDM. The respective obligations of MDM to effect the Acquisition are subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may, in its sole and absolute discretion, be waived by MDM:

(a) the representations of Muex contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Muex) at and as of the Closing with the same effect as if made at and as of the Closing (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing Muex shall have delivered to MDM a certificate to that effect;

(b) each of the covenants and obligations of Muex to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing and at the Closing Muex shall have delivered to MDM a certificate to that effect;

(c) Muex shall have obtained a written Termination Agreement from Daniel Van Ness, President and CEO of Muex, and a cancellation of 7,500,000 shares of common stock held by Mr. Van Ness pursuant to the terms and conditions of the Termination Agreement;

(d) Muex shall have obtained the cancellation of 900,000 shares of common stock held by Stoecklein Law Group;

(e) Muex shall have issued to SpeechPhone 10,250,000 shares of Muex restricted common shares; and

(f) Muex shall have issued to MDM 6,150,000 shares of Muex restriction common shares; and

(g) Muex shall have issued to SpeechCard 1,025,000 shares of Muex restricted common shares; and

(h)  Muex shall have issued to Voiceassist 2,050,000 shares of Muex restricted common shares; and

(i)  Muex shall have issued to Music by Voice 1,025,000 shares of Muex restricted common shares; and

(j)   Muex shall have issued to Michael Metcalf or his designee 2,000,000 shares of Preferred Stock of Muex as consideration for the cancellation of the Metcalf debt referenced in subparagraph 6.1(k) above; and

(k) Muex shall not have less than $500,000 of cash available at closing; and

(l) there shall have been no events, changes or effects with respect to Muex having or which could reasonably be expected to have a Material Adverse Effect on Muex.

ARTICLE 7

Termination; Amendment; Waiver

Section 7.1. Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing, whether before or after approval and adoption of this Agreement by Muex or MDM Board of Directors or Managing Member(s)(s):

(a) by mutual written consent of Muex and MDM;

(b) by MDM or Muex if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action is or shall have become non-appealable or (ii) the Acquisition has not been consummated by August 11, 2010; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date;

(c) by Muex if (i) there shall have been a breach of any representation or warranty on the part of MDM set forth in this Agreement, or if any representation or warranty of MDM shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would be incapable of being satisfied by August 11, 2010 (or as otherwise extended), (ii) there shall have been a breach by MDM of any of their respective covenants or agreements hereunder having a Material Adverse Effect on MDM or materially adversely affecting (or materially delaying) the consummation of the Acquisition, and MDM, as the case may be, has not cured such breach within 20 business days after notice by Muex thereof, provided that Muex has not breached any of its obligations hereunder, and, (iii) MDM shall have failed to acquire the cancellation of any options, warrants, except as set forth in the disclosure schedule.

(d) by MDM if (i) there shall have been a breach of any representation or warranty on the part of Muex set forth in this Agreement, or if any representation or warranty of Muex shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would be incapable of being satisfied by August 11, 2010 (or as otherwise extended), (ii) there shall have been a breach by Muex of its covenants or agreements hereunder having a Material Adverse Effect on Muex or materially adversely affecting (or materially delaying) the consummation of the Acquisition, and Muex, as the case may be, has not cured such breach within twenty business days after notice by MDM thereof, provided that MDM has not breached any of its obligations hereunder, (iii) the Muex Board shall have recommended to Muex Sub Co’s stockholders a Superior Proposal, (iv) the Muex Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Acquisition or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the Acquisition, or shall have adopted any resolution to effect any of the foregoing, (v) MDM shall have failed to obtain the requisite vote of its stockholders or (vi) Muex Sub Co shall have failed to obtain the requisite vote of its stockholders.

Section 7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders or members, other than the provisions of this Section 7.2 and Sections 5.7(c) and 7.3 hereof. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

Section 7.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 7.4. Amendment. This Agreement may be amended by action taken by Muex and MDM at any time before or after approval of the Acquisition by the board members or Managing Member(s)(s) of Muex and MDM (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such Board of Directors or Managing Member(s)(s) under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 7.5. Extension; Waiver. At any time prior to the Closing, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 8

Miscellaneous

Section 8.1. Non-survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Closing or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing.

Section 8.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 8.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 8.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to MDM Intellectual Property LLC:
MDM Intellectual Property LLC
Michael D. Metcalf
Chairman & CEO
2 South Pointe Drive
Suite 100
Lake Forest, CA 92630

with a copy to:

if to Muex:
Musician’s Exchange
Mr. Dan Van Ness
2858 Erie Street
San Diego, California 92117

with a copy to:

Stoecklein Law Group
Donald J. Stoecklein, Esq.
Suite 690
402 West Broadway
San Diego, California 92101
djs@slgseclaw.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

Section 8.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 5.9 and 5.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Muex, MDM or any officer, director, employee, agent, representative or investor of any party hereto.

Section 8.09. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Acquisition, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 7.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Acquisition.

Section 8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.11. Conflict Waiver. The parties to this Agreement acknowledge that Stoecklein Law Group has represented both parties to this Agreement prior to the introduction of the parties, and continues to represent both parties with respect to the terms and conditions of this Acquisition Transaction, and will continue to represent Muex with its securities matters post Acquisition. In addition Stoecklein Law Group has a substantial economic interest in the transaction, which has been fully disclosed to both parties. Both parties acknowledge that a conflict does exist in the representation of the parties by Stoecklein Law Group, that both parties have been provided the opportunity to obtain independent counsel or advise on the terms and conditions of this Acquisition. All parties to this Acquisition, agree, upon the execution hereof to waive such conflict.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

MDM Intellectual Property:
MDM Intellectual Property LLC, a California limited liability company
By: Sound Management Services, LLC, its Manager

By:/s/ Michael D. Metcalf
Michael D. Metcalf, its Manager

Muex:
Musician’s Exchange Inc.
a Nevada corporation

By:/s/ Daniel Van Ness
Daniel Van Ness
President

Exhibit A
ACQUIRED ASSETS

Seller hereby SELLS, CONVEYS, TRANSFERS, ASSIGNS AND DELIVERS unto Buyer and its successors and assigns, forever, all the assets, rights, and properties described in, but not limited to, the following clauses (a) through (j),
(a)
Fixtures and Equipment. All of Seller’s furniture, fixtures, machinery, equipment, apparatus, supplies and other tangible personal property of every kind and description insofar as any of the foregoing is used in or relates to the Business.

(b)
License and Permits. All right, title and interest of Seller in, to and under all licenses, permits, authorizations and other rights of every kind and character relating to the Business under any federal, state or local statute, ordinance or regulation.

(c)
Intangible Assets. All right, title and interest of MDM in, to and under all trademarks, pending  trademark applications, technology, know-how, data, domain registrations, copyrights, tradenames, servicemarks, licenses, patents, patents pending, covenants by others not to compete, rights and privileges used in the Business and the goodwill associated with the Business in connection with which the marks are used.

(d)	Goodwill. The goodwill and going concern value of Seller’s interest in the Business.
(e)
Contracts and Leases. All right, title and interest of Seller in, to and under all contracts, leases and agreements to which it is a party or beneficiary (the “Assigned Contracts”), all of which are set forth in Schedule 1.1(a) and Schedule 1.1(c) attached to the Purchase Agreement.

(f)
Inventories. All of Seller’s inventories insofar as they relate to the Business, including, without limitation, all pharmaceutical products, drugs, equipment, products and other goods held for resale in connection with the Business.

(g)
Accounts. All accounts receivable of the Business in respect of goods sold or leased and services rendered and all other rights of Seller to payment for goods sold or leased or for services rendered in connection with the Business, including without limitation those which are not evidenced by instruments or invoices, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Seller with respect to any of the foregoing.

(h)
Books and Records.  All of Seller’s books, records, papers, and instruments of wherever located that relate to the Business or the Assets or which are required or necessary in order for Buyer to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, accounting and financial records, personnel and labor records, sales records, tax returns, customer data, and supplier data.

(i)	Name. The name is “MDM” the variations thereupon.
(j)	Prepaid Expenses, Cash, Insurance. All prepaid expenses and deposits relating to the Assets, all cash of Seller and all rights and benefits provided under Seller’s insurance policies.

Exhibit B
ASSUMED LIABILITIES

Buyer hereby agrees to assume and make all payments which become due from, and to perform all covenants and conditions which are to be performed by, Seller under any of the Assigned Contracts from and after the Closing Date. Assumed liabilites include, but are not limited to, any lease agreements, payment contracts or outstanding judgements.

Exhibit C
LIABILITIES NOT ASSUMED

-0-

Exhibit D

GENERAL CONVEYANCE, TRANSFER, ASSIGNMENT AND BILL OF SALE

THIS GENERAL CONVEYANCE,TRANSFER, ASSIGNMENT AND BILL OF SALE (this “Assignment”) effective as of July 22, 2010, is between MDM LLC (“Seller”) and Musician’s Exchange, a Nevada corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller is in the business (the “Business”) of unifying access to communications through one phone number and allowing subscribers to receive calls, pick up voice mail, read or send email, look up and dial contacts, send a message to a group and other communications technologies;
WHEREAS, Seller and Buyer have entered into an Agreement of Purchase and Sale of Assets dated as of July 22, 2010 (“the Asset Purchase Agreement”) providing, among other things, for the sale by Seller and purchase by Buyer of the Assets (as defined herein); and
WHEREAS, in order to effectuate the sale and purchase of the Assets as aforesaid, Seller is executing and delivering this Assignment and Buyer is delivering consideration as set forth herein.
NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby acts and agrees as follows:
1.Conveyance of Assets. Subject to Paragraphs 2 and 3 hereof,  the Seller hereby SELLS, CONVEYS, TRANSFERS, ASSIGNS AND DELIVERS unto Buyer and its successors and assigns, forever, all the assets, rights, and properties described in the following clauses (a) through (j) (collectively, the “Assets”).
(k)
Fixtures and Equipment. All of Seller’s furniture, fixtures, machinery, equipment, apparatus, supplies and other tangible personal property of every kind and description insofar as any of the foregoing is used in or relates to the Business.

(l)
License and Permits. All right, title and interest of Seller in, to and under all licenses, permits, authorizations and other rights of every kind and character relating to the Business under any federal, state or local statute, ordinance or regulation.

(m)
Intangible Assets. All right, title and interest of MDM in, to and under all trademarks, pending  trademark applications, technology, know-how, data, domain registrations, copyrights, tradenames, servicemarks, licenses, patents, patents pending, covenants by others not to compete, rights and privileges used in the Business and the goodwill associated with the Business in connection with which the marks are used.

(n)	Goodwill. The goodwill and going concern value of Seller’s interest in the Business.
(o)
Contracts and Leases. All right, title and interest of Seller in, to and under all contracts, leases and agreements to which it is a party or beneficiary (the “Assigned Contracts”), all of which are set forth in Schedule 1.1(a) and Schedule 1.1(c) attached to the Purchase Agreement.

(p)
Inventories. All of Seller’s inventories insofar as they relate to the Business, including, without limitation, all pharmaceutical products, drugs, equipment, products and other goods held for resale in connection with the Business.

(q)
Accounts. All accounts receivable of the Business in respect of goods sold or leased and services rendered and all other rights of Seller to payment for goods sold or leased or for services rendered in connection with the Business, including without limitation those which are not evidenced by instruments or invoices, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Seller with respect to any of the foregoing.

(r)
Books and Records.  All of Seller’s books, records, papers, and instruments of wherever located that relate to the Business or the Assets or which are required or necessary in order for Buyer to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, accounting and financial records, personnel and labor records, sales records, tax returns, customer data, and supplier data.

(s)	Name. The name is “MDM” the variations thereupon.
(t)	Prepaid Expenses, Cash, Insurance. All prepaid expenses and deposits relating to the Assets, all cash of Seller and all rights and benefits provided under Seller’s insurance policies.
2. Excluded Assets. Notwithstanding the foregoing, Seller may retain on and from the Closing Date, the assets used in, relating to or associated with the Business listed on Exhibit A to the Purchase Agreement.
3. Consideration. As consideration for the Assets, Buyer herewith delivers to Seller, Six Million One Hundred Fifty Thousand (6,150,000) Shares of common stock of Musician’s Exchange.
4. Assumption of Buyer. Buyer hereby agrees to assume and make all payments which become due from, and to perform all covenants and conditions which are to be performed by, Seller under any of the Assigned Contracts from and after the Closing Date.
5. Defined Terms. All capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.
6. Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment.
7. Further Assurances. From time to time, as and when requested by Buyer, Seller shall execute and deliver or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement.
8.Controlling Agreement. It is contemplated that Seller may, at any time or from time to time, execute acknowledge and deliver one or more separate instruments of assignment and conveyance relating to certain of the Assets.  No such separate instrument of assignment or conveyance shall limit the scope and effect of this Assignment.  In the event that any conflict or ambiguity exists as between this Assignment and any such separate instrument of assignment, the terms and provisions of this Agreement shall govern and be controlling.
9. Governing Law. The validity of this Assignment shall be governed by and construed in accordance with the laws of the State of Nevada, excluding any conflicts-of-law rule or principle which might refer to another jurisdiction.
10. Successors and Assigns. This Assignment shall bind Seller and its successors and assigns and inure to the benefit of Buyer and its successors and assigns.
11. Descriptive Headings. The descriptive headings of the several Paragraphs, subparagraphs and clauses of this Assignment were inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

EXECUTED as of the date first set forth above.

Seller:
MDM Intellectual Property LLC
By: Sound Management Services, LLC, its Manager

/s/Michael Metcalf
Michael D. Metcalf, its Manager

Buyer:
Musician’s Exchange

/s/Daniel Van Ness
Daniel Van Ness, President